Paladin Realty Income Properties, Inc.

Dear Shareholder,

We are writing to inform you of several recent decisions made by the Board of Directors (the “Board”) of Paladin Realty Income Properties, Inc. (“Paladin REIT”). As you know, our charter requires that Paladin REIT list its shares on a national securities exchange by February 23, 2015, or, if our shares are not listed prior to that date, begin an orderly liquidation of its assets and dissolve and distribute any cash to you (together, a “Liquidity Event”). In preparation for this Liquidity Event, the Board determined, in the best interest of the REIT and its shareholders, that the REIT will be terminating the offering of its common stock as of July 16, 2012.

As of March 31, 2012, we had raised gross offering proceeds of approximately $78.7 million in the offerings, including the distribution reinvestment plan, and own interests in 13 joint venture investments that own 14 properties, including 12 multifamily properties and two office properties, which have an average occupancy of approximately 94%. Our portfolio represents real estate assets in excess of $220 million. Our property portfolio is performing well, having weathered the financial crisis, and is currently benefitting from the strong national market for rental apartments. Our net operating income for the year ended December 31, 2011 was $12.9 million as compared to $10.4 million for 2010 and our net operating income for the quarter ended March 31, 2012 was $4 million. Our properties are financed with relatively low coupon fixed-rate debt with less than 15% of our loans maturing prior to our expected liquidation. We are continuing to aggressively manage the portfolio to maximize value to our shareholders.

We have been successful in building a solid, well performing real estate investment portfolio with the offering proceeds we have raised to date; however, we have not been as successful as we anticipated in raising sufficient offering proceeds for us to achieve economies of scale such that portfolio revenue alone is sufficient to cover all property and company level expenses (i.e., the general and administrative expenses of operating a public company) and also pay the current distribution. As of March 31, 2012, our funds from operations, or FFO, are sufficient to cover the majority, but not all, of these combined expenses and distributions.

This is neither an offer to sell nor a solicitation to purchase securities

10880 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024

To date, we have continued to offer our shares because we believed that we could achieve a significantly larger size and scale and generate increased revenue from additional investments over an extended time period; however, we have now determined that we are unlikely to achieve that goal, particularly given the relatively short time period remaining prior to a Liquidity Event. Consequently, the Board has made the decision that it is in the best interests of our shareholders to terminate offering shares of our common stock, including the distribution reinvestment plan, as of July 16, 2012. Since the amounts paid to redeem shares come exclusively from our distribution reinvestment plan and no shares will be available for issuance pursuant to that plan after July 16, 2012, our share redemption program will also terminate as of July 16, 2012.

In preparation for the Liquidity Event, the Board is evaluating options to maximize shareholder value. These options may include engaging an advisor to evaluate strategic alternatives. Such alternatives may include, among other things, a liquidation of our assets prior to February 23, 2015 or a sale, merger or other combination with another company or REIT. In addition, we will continue to actively manage our current portfolio, evaluate future investments, consider measures to reduce our expenses, and determine our future distribution policy.

Pursuant to our share redemption program, all complete redemption requests received as of June 30, 2012 will be added to the pool of shares to be redeemed and will be redeemed on a pro rata basis with the proceeds of the distribution reinvestment plan available for redemption on or about July 25, 2012. Following July 16, 2012, the share redemption program will be terminated and all pending requests will be cancelled.

Paladin REIT anticipates hosting the following conference calls to answer any questions from shareholders and advisors. The dates and times are as follows:

●	Friday, June 15, 2012 at 1:30pm PT: 866-740-1260 passcode 3992340

●	Monday, June 18, 2012 at 1:30pm PT: 866-740-1260 passcode 3992340

●	Thursday, June 21, 2012 at 1:30pm PT: 866-740-1260 passcode 3992340

●	Monday, June 25, 2012 at 10:30am PT: 866-740-1260 passcode 3992340

Please submit your questions in advance to 877-700-0527.

This is neither an offer to sell nor a solicitation to purchase securities

10880 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024

We believe that the actions we are currently taking and may continue to take in the future will strengthen our financial position and are in the best interest of our shareholders. Paladin REIT is committed to achieving the best value for its shareholders and we thank you for the trust and confidence you have placed in us. As we move forward, we will keep you informed. Your registered representative or investment advisor is also receiving a copy of this letter.

Sincerely,

James R. Worms

Chief Executive Officer

Paladin Realty Income Properties, Inc.

Statements included herein that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward looking statements. These statements are only predictions. We caution that forward looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward looking statements. Forward looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. For a list of the factors that could cause actual results to vary materially from those expressed in these forward looking statements, see the risks identified in Paladin REIT’s Annual Report on Form 10-K filed with the SEC on March 30, 2012 at Item 1A, “Risk Factors.”

This is neither an offer to sell nor a solicitation to purchase securities

10880 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024